Filed Pursuant to Rule 424(b)(5)
Registration No. 333-182428
PROSPECTUS
$ 8,000,000 2.65% Five-Year Debentures
$ 6,000,000 3.50% Ten-Year Debentures
$ 6,000,000 4.50% Fifteen-Year Debentures
($1,000 minimum investment)
The Andersons, Inc.
480 West Dussel Drive
Maumee, Ohio 43537
(419)893-5050

Terms of Debentures

•	Debentures will be issued the first of the month following our receipt of payment. Interest begins to accrue on that day.

•	Interest will be paid to you annually on the anniversary of the date your debenture was issued.

•	We may redeem debentures at any time by paying you principal plus accrued interest.

•	No sinking fund will be provided; these debentures are not secured and are not guaranteed by any of our subsidiaries.
Terms of Sale

•	Price: 100%

•	There is no established trading market for the debentures.

•	We will sell debentures continuously until they are all sold or the offering is terminated.

•	There are no underwriters’ fees or commissions to be paid. We are selling directly to you.

•	We will receive all proceeds from the sale of debentures. The fees are calculated based on the debentures offered and the number of issuances and accordingly cannot be estimated at this time.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS IDENTIFIED THAT WE HAVE LISTED BEGINNING ON PAGE 6 BEFORE PURCHASING ANY DEBENTURES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 29, 2012

Title of Each Class of Securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Debentures	20,000,000	100%	20,000,000	2,292

About This Prospectus

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to “the Company”, “we”, “us” and “our” and similar terms refer to The Andersons, Inc. and its direct and indirect subsidiaries on a consolidated basis.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it. By referring to our website and the SEC’s website, we do not incorporate such websites or their contents into this prospectus.
Our filings with the SEC are also available to the public through the SEC’s Internet website at http://www.sec.gov. We currently provide annual reports to our shareholders that include financial information reported on by our independent registered public accounting firm.
We have filed a registration statement on Form S-3 with the SEC. This prospectus is a part of that registration statement but does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet website.

Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. Until we sell all of the debentures, this incorporates by reference the documents and reports listed below (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3)

or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	Annual Report on Form 10-K for the year ended December 31, 2011.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

•	Definitive Proxy Statement on Form 14A filed March 13, 2012.

•	Current Reports on Form 8-K filed on February 9, 2012, May 7, 2012 and May 11, 2012.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either: (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC, or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise specifically indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.
Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit not specifically incorporated by reference upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. All requests for such copies should be directed to:

Investor Relations
Nicholas C. Conrad
Vice President, Finance & Treasurer
The Andersons, Inc.
480 West Dussel Drive
Maumee, Ohio 43537
(419)891-6415
email:nick_conrad@andersonsinc.com

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debentures in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. We undertake no obligation to update any of the information in this prospectus, except as provided by law.

Forward-Looking Statements

Certain information contained in or incorporated by reference to this prospectus, including information set forth under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our periodic reports filed the SEC contains forward-looking statements which relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. You are urged to carefully consider these risks and others, including those contain in this prospectus and those described in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 and any Annual Report on Form 10-K or Quarterly Report on Form 10-Q that we file subsequent to the date of this prospects each of which is incorporated by reference herein. In some cases, you can identify forward-looking statements by terminology such as “may,” “anticipates,” “believes,” “estimates,” “predicts,” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. These forward-looking statements relate only to events as of the date on which the statements are made and the Company undertakes no obligation, other than any imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Summary

This page summarizes important points about us and about the debentures that we are selling. It is important that you read the more detailed information about the debentures that we are offering included later in the document and the information about us that we are incorporating by reference.

The Andersons, Inc.

We are a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, we now have operations across the United States, in Puerto Rico, and have rail equipment leasing interests in Canada and Mexico. Our operations include six reportable business segments. The Grain business includes grain merchandising, the operation of terminal grain elevator facilities and an investment in Lansing Trade Group, LLC (“LTG”). The Ethanol business purchases and sells ethanol and also manages four ethanol production facilities organized as limited liability companies (“ethanol LLCs”) in which the Company has investments and various service contracts for these investments. Rail operations include the leasing, marketing and fleet management of railcars and locomotives, railcar repair and metal fabrication. The Plant Nutrient business manufactures and distributes agricultural inputs, primarily fertilizer, to dealers and farmers. Turf & Specialty operations include the production and distribution of turf care and corncob-based products. The Retail business operates large retail stores, a specialty food market, a distribution center and a lawn and garden equipment sales and service shop.

Our principal, executive and administrative offices are located at 480 West Dussel Drive, Maumee, Ohio 43537. Our telephone number is (419) 893-5050.

Our Offer

Securities	$8,000,000 principal amount 2.65% Five-Year Debentures (the “2.65% Five-Year Debentures”).
$6,000,000 principal amount 3.50% Ten-Year Debentures (the “3.50% Ten-Year Debentures”).
$6,000,000 principal amount 4.50 % Fifteen-Year Debentures (the “4.50% Fifteen-Year Debentures” and, together with the 2.65% Five-Year Debentures and 3.50% Ten-Year Debentures, the “Debentures”).

Offered directly by the Company.

$1,000 minimum principal investment.

Interest Payment Date	The interest payment will be made on the annual anniversary of the original issue date.

Record Date	The record date of payments of interest will be the close of business on the 15th day of the month preceding the interest payment date.

Maturity
The 2.65% Five-Year Debentures will mature on the fifth annual anniversary of their original issue date, the 3.50% Ten-Year Debentures will mature on the tenth annual anniversary of their original issue date and the 4.50% Fifteen-Year Debentures will mature on the fifteenth annual anniversary of their original issue date.

Ranking	The debentures will be:

The Andersons, Inc.’s general unsecured and unsubordinated obligations and will rank equally in right of payment with all of other existing and future unsecured and unsubordinated debt of The Andersons, Inc.;

effectively subordinated to any secured indebtedness of The Andersons, Inc. to the extent of the value of the assets securing such indebtedness; and
unsupported by any guaranty or assets of The Andersons, Inc.’s subsidiaries (none of which will guarantee the debentures).

Redemption
We may redeem the debentures at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the debentures being redeemed plus interest accrued thereon to the date of redemption. We will also pay the accrued and unpaid interest on the debentures to the redemption date. See “Description of Debentures – Optional redemption.”

Use of Proceeds	Payment of current maturities of long-term debt with the remainder added to working capital or used for general corporate purposes.

No Prior Market
The debentures are new securities and there is currently no established trading market for the debentures.
Accordingly, we cannot assure you that a liquid market for the debentures will develop or be maintained.

Trustee	Huntington National Bank

Governing Law	Ohio

Ratio Of Earnings To Fixed Charges (a)

	Quarter ended March 31,	Year ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	5.83	4.59	3.67	2.43	2.56	3.91

(a)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations (before adjustment for fixed charges, minority interests in consolidated subsidiaries or income or loss from equity investees), and distributed income of equity investees. Fixed charges include: (i) interest expense, whether expensed or capitalized, (ii) amortization of debt issuance cost and (iii) the portion of rental expense representative of the interest factor.

Summary Financial Information

	(unaudited)
(In thousands, except for per share data)	Quarter ended March 31,	Year ended December 31,
	2012	2011	2010	2009
Sales and merchandising revenues	$1,137,133	$4,576,331	$3,393,791	$3,025,304
Income before income taxes	27,969	147,878	104,143	61,496
Net income attributable to The Andersons, Inc.	18,407	95,106	64,662	38,351
Other comprehensive income	465	(14,291)	(3,485)	4,732
Comprehensive income	18,193	82,534	61,396	44,298

	(unaudited)
	As of March 31,	As of December 31,
	2012	2011	2010	2009
Working capital	$283,141	$312,971	$301,815	$307,702
Total assets	1,824,756	1,734,123	1,699,390	1,284,391
Long-term debt	220,417	238,885	276,825	308,026
Total equity	556,858	538,842	464,559	406,276

Risk Factors

Investing in the debentures involves certain risks. The risks described below and those incorporated by reference herein are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. The following risks could affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment. You should carefully consider the risks described below as well as other information and data set forth in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein before making an investment decision with respect to the debentures. This section should be read along with the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2011 and any Annual Report on Form 10-K or Quarterly Report on Form 10-Q that we file subsequent to the date of this prospectus each of which is incorporated by reference herein.

Risks Relating to our Business

Certain of our business segments are affected by the supply and demand of commodities, and are sensitive to factors outside of our control. Adverse price movements could negatively affect our profitability and results of operations.

Our Grain, Ethanol and Plant Nutrient businesses buy, sell and hold inventories of agricultural input and output commodities, some of which are readily traded on commodity futures exchanges. In addition, our Turf & Specialty business uses some of the same nutrient commodities as the Plant Nutrient business as base raw materials in manufacturing turf products. Unfavorable weather conditions, both local and worldwide, as well as other factors beyond our control, can affect the supply and demand of these commodities and expose us to liquidity pressures to finance hedges in the grain business in rapidly rising markets. In our Plant Nutrient and Turf & Specialty businesses, changes in the supply and demand of these commodities can also affect the value of inventories that we hold, as well as the price of raw materials as we are unable to effectively hedge these commodities. Increased costs of inventory and prices of raw material would decrease our profit margins and adversely affect our results of operations.

Corn - The principal raw material the ethanol LLCs use to produce ethanol and co-products is corn. As a result, changes in the price of corn in the absence of a corresponding increase in petroleum based fuel prices will decrease ethanol margins thus adversely affecting financial results in the ethanol LLCs. At certain levels, corn prices may make ethanol uneconomical to use in fuel markets. The price of corn is influenced by weather conditions and other factors affecting crop yields, shift in acreage allocated to corn versus other major crops and general economic and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of corn is difficult to predict. Any event that tends to negatively affect the supply of corn, such as adverse weather or crop disease, could increase corn prices and potentially harm our share of the ethanol LLCs results. The Company will attempt to lock in ethanol margins as far out as practical in order to secure reasonable returns using whatever risk management tools are available in the marketplace. In addition, we may also have difficulty, from time to time, in physically sourcing corn on economical terms due to supply shortages. High costs or shortages could require us to suspend ethanol operations until corn is available on economical terms, which would have a material adverse effect on operating results.

Grains - While we attempt to manage the risk associated with commodity price changes for our grain inventory positions with derivative instruments, including purchase and sale contracts, we are unable to offset 100% of the price risk of each transaction due to timing, availability of futures and options contracts and third party credit risk. Furthermore, there is a risk that the derivatives we employ will not be effective in offsetting all of the risks we are trying to manage. This can happen when the derivative and the underlying value of grain inventories and purchase and sale contracts are not perfectly matched. Our grain derivatives, for example, do not perfectly correlate with the basis component of our grain inventory and contracts. (Basis is defined as the difference between the cash price of a commodity and the corresponding exchange-traded futures price.) Differences can reflect time periods, locations or product forms. Although the basis component is smaller and generally less volatile than the futures component of our grain market price, significant basis moves on a large grain position can significantly impact the profitability of the Grain business.

Our futures, options and over-the-counter contracts are subject to margin calls. If there is a significant movement in the commodities market, we could be required to post significant levels of margin, which would impact our liquidity. There is no assurance that the efforts we have taken to mitigate the impact of the volatility of the prices of commodities upon which we rely will be successful and any sudden change in the price of these commodities could have an adverse affect on our business and results of operations.

Natural Gas - We rely on third parties for our supply of natural gas, which is consumed in the drying of wet grain, manufacturing of certain turf products, pelleted lime and gypsum, and manufacturing of ethanol within the LLCs. The prices for and availability of natural gas are subject to market conditions. These market conditions often are affected by factors beyond our control such as higher prices resulting from colder than average weather conditions and overall economic conditions. Significant disruptions in the supply of natural gas could impair the operations of the ethanol facilities. Furthermore, increases in natural gas prices or changes in our natural gas costs relative to natural gas costs paid by competitors may adversely affect future results of operations and financial position.

Gasoline - In addition, we market ethanol as a fuel additive to reduce vehicle emissions from gasoline, as an octane enhancer to improve the octane rating of gasoline with which it is blended and as a substitute for petroleum based gasoline. As a result, ethanol prices will be influenced by the supply and demand for gasoline and our future results of operations and financial position may be adversely affected if gasoline demand or price changes.

Potash, phosphate and nitrogen – Raw materials used by the Plant Nutrient business include potash, phosphate and nitrogen, for which prices can be volatile driven by global and local supply and demand factors. Significant increases in the price of these commodities may result in lower customer demand and higher than optimal inventory levels. In contrast, reductions in the price of these commodities may create lower-of-cost-or-market inventory adjustments to inventories.

Some of our business segments operate in highly regulated industries. Changes in government regulations or trade association policies could adversely affect our results of operations.

Many of our business segments are subject to government regulation and regulation by certain private sector associations, compliance with which can impose significant costs on our business. Failure to comply with such regulations can result in additional costs, fines or criminal action.

A significant part of our operations is regulated by environmental laws and regulations, including those governing the labeling, use, storage, discharge and disposal of hazardous materials. Because we use and handle hazardous substances in our businesses, changes in environmental requirements or an unanticipated significant adverse environmental event could have a material adverse effect on our business. We cannot assure you that we have been, or will at all times be, in compliance with all environmental requirements, or that we will not incur material costs or liabilities in connection with these requirements. Private parties, including current and former employees, could bring personal injury or other claims against us due to the presence of, or exposure to, hazardous substances used, stored or disposed of by us, or contained in our products. We are also exposed to residual risk because some of the facilities and land which we have acquired may have environmental liabilities arising from their prior use. In addition, changes to environmental regulations may require us to modify our existing plant and processing facilities and could significantly increase the cost of those operations.

Grain and Ethanol businesses - In our Grain and Ethanol businesses, agricultural production and trade flows can be affected by government programs and legislation. Production levels, markets and prices of the grains we merchandise can be affected by U.S. government programs, which include acreage controls and price support programs administered by the USDA. Other examples of government policies that can have an impact on our business include tariffs, duties, subsidies, import and export restrictions and outright embargoes. Because a portion of our grain sales are to exporters, the imposition of export restrictions could limit our sales opportunities. In addition, we have invested in the ethanol industry where development has been stimulated by Federal mandates for refiners to blend ethanol. Future changes in those mandates could have an impact on U.S. ethanol demand.

Rail - Our Rail business is subject to regulation by the American Association of Railroads and the Federal Railroad Administration. These agencies regulate rail operations with respect to health and safety matters. New regulatory rulings could negatively impact financial results through higher maintenance costs or reduced economic value of railcar assets.

The Rail business is also subject to risks associated with the demands and restrictions of the Class 1 railroads, a group of rail companies owning a high percentage of the existing rail lines. These companies exercise a high degree of control over whether private railcars can be allowed on their lines and may reject certain railcars or require maintenance or improvements to the railcars. This presents risk and uncertainty for our Rail business and it can increase maintenance costs. In addition, a shift in the railroad strategy to investing in new rail cars and improvements to existing railcars, instead of investing in locomotives and infrastructure, could adversely impact our business by causing increased competition and creating a greater oversupply of railcars. Our rail fleet consists of a range of railcar types (boxcars, gondolas, covered and open top hoppers, tank cars and pressure differential cars), locomotives and a small number of containers. However a large concentration of a particular type of railcar could expose us to risk if demand were to decrease for that railcar type. Failure on our part to identify and assess risks and uncertainties such as these could negatively impact our business.

Turf & Specialty - Our Turf & Specialty business manufactures lawn fertilizers and weed and pest control products and uses potentially hazardous materials. All products containing pesticides, fungicides and herbicides must be registered with the U.S. Environmental Protection Agency (“EPA”) and state regulatory bodies before they can be sold. The inability to obtain or the cancellation of such registrations could have an adverse impact on our business. In the past, regulations governing the use and registration of these materials have required us to adjust the raw material content of our products and make formulation changes.

Future regulatory changes may have similar consequences. Regulatory agencies, such as the EPA, may at any time reassess the safety of our products based on new scientific knowledge or other factors. If it were determined that any of our products were no longer considered to be safe, it could result in the amendment or withdrawal of existing approvals, which, in turn, could result in a loss of revenue, cause our inventory to become obsolete or give rise to potential lawsuits against us. Consequently, changes in existing and future government or trade association polices may restrict our ability to do business and cause our financial results to suffer.

We are required to carry significant amounts of inventory across all of our businesses. If a substantial portion of our inventory becomes damaged or obsolete, its value would decrease and our profit margins would suffer.

We are exposed to the risk of a decrease in the value of our inventories due to a variety of circumstances in all of our businesses. For example, within our Grain and Ethanol businesses, there is the risk that the quality of our inventory could deteriorate due to damage, moisture, insects, disease or foreign material. If the qualities were to deteriorate below an acceptable level, the value of our inventory could decrease significantly. In our Plant Nutrient business, planted acreage, and consequently the volume of fertilizer and crop protection products applied, is partially dependent upon government programs and the perception held by the producer of demand for production. Technological advances in agriculture, such as genetically engineered seeds that resist disease and insects, or that meet certain nutritional requirements, could also affect the demand for our crop nutrients and crop protection products. Either of these factors could render some of our inventory obsolete or reduce its value. Within our Rail business, major design improvements to loading, unloading and transporting of certain products can render existing (especially old) equipment obsolete. A significant portion of our rail fleet is composed of older railcars. In addition, in our Turf & Specialty business, we build substantial amounts of inventory in advance of the season to prepare for customer demand. If we were to forecast our customer demand incorrectly, we could build up excess inventory which could cause the value of our inventory to decrease.

Our substantial indebtedness could negatively affect our financial condition, decrease our liquidity and impair our ability to operate the business.

If cash on hand is insufficient to pay our obligations or margin calls as they come due at a time when we are unable to draw on our credit facility, it could have an adverse effect on our ability to conduct our business. Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. Our ability to generate cash is dependent on various factors. These factors include general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Certain of our long-term borrowings include provisions that require minimum levels of working capital and equity, and impose limitations on additional debt. Our ability to satisfy these provisions can be affected by events beyond our control, such as the demand for and fluctuating price of grain. Although we are and have been in compliance with these provisions, noncompliance could result in default and acceleration of long-term debt payments.

Adoption of new accounting rules can affect our financial position and results of operations.

The Company’s implementation of and compliance with changes in accounting rules and interpretations could adversely affect its operating results or cause unanticipated fluctuations in its results in future periods.  The accounting rules and regulations that the Company must comply with are complex and continually changing. The Financial Accounting Standards Board has recently introduced several new or proposed accounting standards, or is developing new proposed standards, such as International Financial Reporting Standards convergence projects, which would represent a significant change from current industry practices. Potential changes in accounting for leases, for example, will eliminate the off-balance sheet treatment of operating leases, which would not only impact the way we account for these leases, but may also impact our customers lease-versus-buy decisions and could have a negative impact on demand for our rail leases. The Company cannot predict the impact of future changes to accounting principles or its accounting policies on its financial statements going forward.

We face increasing competition and pricing pressure from other companies in our industries. If we are unable to compete effectively with these companies, our sales and profit margins would decrease, and our earnings and cash flows would be adversely affected.

The markets for our products in each of our business segments are highly competitive. While we have substantial operations in our region, some of our competitors are significantly larger, compete in wider markets, have greater purchasing power, and have considerably larger financial resources. We also may enter into new markets where our brand is not recognized and do not have an established customer base. Competitive pressures in all of our businesses could affect the price of, and customer demand for, our products, thereby negatively impacting our profit margins and resulting in a loss of market share.

Our grain and ethanol businesses use derivative contracts to reduce volatility in the commodity markets. Non-performance by the counter-parties to those contracts could adversely affect our future results of operations and financial position.

A significant amount of our grain and ethanol purchases and sales are done through forward contracting. In addition, the Company uses exchange traded and to a lesser degree over-the-counter contracts to reduce volatility in changing commodity prices. A significant adverse change in commodity prices could cause a counter-party to one or more of our derivative contracts not to perform on their obligation.

We rely on a limited number of suppliers for certain of our raw materials and other products and the loss of one or several of these suppliers could increase our costs and have a material adverse effect on any one of our business segments.

We rely on a limited number of suppliers for certain of our raw materials and other products. If we were unable to obtain these raw materials and products from our current vendors, or if there were significant increases in our supplier’s prices, it could significantly increase our costs and reduce our profit margins.

Our investments in limited liability companies are subject to risks beyond our control.

We currently have investments in numerous limited liability companies. By operating a business through this arrangement, we do not have full control over operating decisions like we would if we owned the business outright. Specifically, we cannot act on major business initiatives without the consent of the other investors who may not always be in agreement with our ideas.

The Company may not be able to effectively integrate additional businesses it acquires in the future.

We continuously look for opportunities to enhance our existing businesses through strategic acquisitions. The process of integrating an acquired business into our existing business and operations may result in unforeseen operating difficulties and expenditures as well as require a significant amount of management resources. There is also the risk that our due diligence efforts may not uncover significant business flaws or hidden liabilities. In addition, we may not realize the anticipated benefits of an acquisition and they may not generate the anticipated financial results. Additional risks may include the inability to effectively integrate the operations, products, technologies and personnel of the acquired companies. The inability to maintain uniform standards, controls, procedures and policies would also negatively impact operations.

Our business involves considerable safety risks. Significant unexpected costs and liabilities would have a material adverse effect on our profitability and overall financial position.

Due to the nature of some of the businesses in which we operate, we are exposed to significant operational hazards such as grain dust explosions, fires, malfunction of equipment, abnormal pressures, blowouts, pipeline and tank ruptures, chemical spills or run-off, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. If one of our elevators were to experience a grain dust explosion or if one of our pieces of equipment were to fail or malfunction due to an accident or improper maintenance, it could put our employees and others at serious risk.

The Company’s information technology systems may impose limitations or failures which may affect the Company’s ability to conduct its business.

The Company’s information technology systems, some of which are dependent on services provided by third-parties, provide critical data connectivity, information and services for internal and external users.  These interactions include, but are not limited to, ordering and managing materials from suppliers, converting raw materials to finished products, inventory management, shipping products to customers, processing transactions, summarizing and reporting results of operations, complying with regulatory, legal or tax requirements, and other processes necessary to manage the business.  The Company has put in place business continuity plans for its critical systems.  However, if the Company’s information technology systems are damaged, or cease to function properly due to any number of causes, such as catastrophic events, power outages, security breaches, and the Company’s business continuity plans do not effectively recover on a timely basis, the Company may suffer interruptions in the ability to manage its operations, which may adversely impact the Company’s revenues and operating results. In addition, although the system has been refreshed periodically, the infrastructure is outdated and may not be adequate to support new business processes, accounting for new transactions, or implementation of new accounting standards if requirements are complex or materially different than what is currently in place.

The Company may be unable to recover process development and testing costs, which could increase the cost of operating its business.

Early in 2012, the Company began implementing an Enterprise Resource Planning (“ERP”) system that will require significant amounts of capital and human resources to deploy. If for any reason this implementation is not successful, the Company could be required to expense rather than capitalize related amounts. Throughout implementation of the system there are also risks created to the Company’s ability to successfully and efficiently operate. These risks include, but are not limited to the inability to resource the appropriate combination of highly skilled employees, distractions to operating the base business due to use of employees time for the project, as well as unforeseen additional costs due to the inability to appropriately integrate within the planned timeframe.

Risks Relating to the Debentures

You may not be able to sell your Debentures because of an absence of a public market for them.

We don’t intend to list these Debentures on any national securities exchange. We don’t expect any trading market to develop. Because of this, we can’t provide assurance that any market will develop for the Debentures. If you want to sell your Debentures, a willing buyer may not be found and as a result, you may not be able to get what you consider as an attractive price, if, you are able to sell at all.

Changes in interest rates can depress the value of your Debentures.

Because the interest rates on the Debentures are fixed, an increase in general interest rates would negatively impact the value of the Debentures and consequently any market that may develop.

Other creditors have rights to our assets that are senior to those of the holders of the Debentures.

Our Debenture obligations are unsecured in contrast to certain of our other credit facilities which may be secured by liens on specific assets. The Debentures are of equal rank with other debenture bonds of the Company due through 2021 at interest rates ranging from 3.0% to 6.5%. There is no assurance that other assets may not be pledged to other creditors in the future. See “Description of Debentures” for further discussion about the Debentures.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could increase the risks associated with our leverage.

We may be able to incur substantial additional indebtedness in the future. The terms of the certain agreements relating to outstanding indebtedness restrict our ability to do so, but we retain the ability to incur material amounts of additional indebtedness. If new indebtedness added to our current indebtedness levels, the related risks that we now face could increase.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the debentures, and to fund planned capital expenditures depends on our ability to generate cash in the future. This, to a significant extent, is subject to general economic, financial, competitive, legislative, tax, regulatory, environmental and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit facility, will be adequate to meet our future liquidity needs for at least the next twelve months.

We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including the debentures, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the debentures on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

In the event of a bankruptcy or insolvency, holders of our secured indebtedness and other secured obligations will have a prior secured claim to any collateral securing such indebtedness or other obligations.

Holders of our secured indebtedness and other secured obligations will have secured liens upon the assets securing that other indebtedness or obligations. As of December 31, 2011, we had outstanding secured indebtedness and other secured obligations of $41.6 million. The indenture governing the debentures does not limit our ability to grant security interest in or liens upon our assets.

In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness and other secured obligations will have prior claim to those assets that constitute their collateral. Holders of the debentures will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the debentures, and potentially with all our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the debentures. As a result, holders of debentures may receive less, ratably, than holders of secured indebtedness.

Our ability to repay our debt, including the debentures, is affected by the cash flow generated by our subsidiaries.

Our subsidiaries own a portion of our assets and conduct a portion of our operations. Accordingly, repayment of our indebtedness, including the debentures, will be dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. None of our existing subsidiaries will guarantee our obligations under the debentures. Unless they guarantee the debentures, any of our future subsidiaries will not have any obligation to pay amounts due on the debentures or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, debentures. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In addition, the indenture governing the debentures does not limit our subsidiaries’ ability to incur indebtedness or the ability of our subsidiaries to incur liens, mortgages or other encumbrances or restrictions on their ability to pay dividends or make other intercompany payments to us. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal, premium, if any, and interest payments on our indebtedness, including the debentures. If we are unable to obtain sufficient funds from our subsidiaries, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot guarantee that such alternative financing would be possible or successful. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms would have an adverse effect on our business, financial condition, results of operations and cash flow as well as on our ability to pay interest or principal on the debentures when due, or redeem the debentures upon a change of control.

Your right to receive payments on the debentures could be adversely affected if any of our subsidiaries declare bankruptcy, liquidate or reorganize.

The Company’s subsidiaries will not guarantee the debentures. As a result, the debentures will be structurally subordinated to the indebtedness and other obligations of the Company’s subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of the Company’s subsidiaries, holders of their indebtedness and their trade and other creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to the Company. In addition, the indenture governing the debentures will permit us, subject to certain covenant limitations, to provide credit support for the obligations of these subsidiaries and such credit support may be effectively senior to the Company’s obligations under the debentures. Further, the indenture governing the debentures will allow the Company to transfer assets, including to the non-guarantor subsidiaries.

We can redeem the Debentures at any time, which may have adverse implications for your portfolio.

We have the option to redeem the Debentures at any time, paying principal plus accrued and unpaid interest at the date that they are called. To the extent you are relying on the Debentures to fulfill a particular role in your portfolio, this could cause your portfolio to become imbalanced. Although we don’t plan to redeem these Debentures before their maturity, we do have the right to do so and could do so at any time. You, as a holder of Debentures, don’t have the option to require us to purchase your Debentures prior to maturity.

You will not have the benefit of a third party credit rating in evaluating an investment in the Debentures.

The Debentures have not been rated by an independent rating organization. We don’t plan to seek an independent rating at this time.

Use Of Proceeds

The offering is not underwritten and we can make no assurance as to how many of the Debentures we will sell or when they will be sold. The proceeds we receive from the sale of the Debentures (after deducting our expenses) will be used for the payment of maturities of long-term recourse debt as scheduled and other capital needs as they arise. The following are our current maturities as of March 31, 2012:

(unaudited)
(in thousands)	As of March 31, 2012
Note payable, due at maturity with balance due March 2013, interest rate 5.52%	$25,000
Debenture bonds due within one year, interest rates from 4.0% to 6.5%	3,025
Note payable, due annually with balance due in 2023, variable rate 1.71%	900
Note payable, due monthly with balance due in 2016, variable rate 1.04%	700
Industrial development revenue bond, due 2017, variable rate 2.72%	474
Other notes payable	243
$30,342

There is no time limit to this offering, and we plan to continue the sale of the Debentures indefinitely or until they are completely sold. We are not requiring a minimum sale of Debentures under this offering, and if the amount sold does not cover our current maturities, we will fund those payments either through cash flows provided by operations or with borrowings on our outstanding short-term line of credit.

Our secondary use for proceeds will be for working capital purposes. Increases in working capital will allow us to reduce our short-term borrowings.

Capitalization

Following are the details of our consolidated capitalization as of March 31, 2012. We haven’t included the effect of the receipt of any proceeds from this offering of Debentures, since the amount and timing of receipt of proceeds and when the proceeds will be received is uncertain. For more information relating to the application of the proceeds of this offering of Debentures, please refer to “Use of Proceeds.”

(unaudited)
(in thousands)	As of March 31, 2012
Long-term debt:
Notes payable	$151,146
Notes payable – non-recourse	755
Debenture bonds	31,476
Industrial development revenue bonds	37,040
Total long-term debt	220,417

Shareholders’ equity:
Common shares	96
Additional paid-in capital	179,783
Treasury shares	(12,700)
Accumulated other comprehensive loss	(42,625)
Retained earnings	418,136
Total shareholders’ equity of The Andersons, Inc.	542,690
Total capitalization	$763,107

See Notes 10 to our Consolidated Financial Statements contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, which is incorporated herein by reference, for additional information as to the lines of credit and long-term debt.

Description of Debentures

The debentures will be governed by indenture (the “Indenture”) to be entered into between the Company and Huntington National Bank, as trustee (the "Trustee"). In this description, “the Company” or “The Andersons” refers only to The Andersons, Inc. and not to any of its subsidiaries.
We have summarized certain general features of the debentures from the Indenture. The Indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debentures sets forth certain general terms and provisions. The particular terms of any debentures offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debentures, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debentures, reference must be made to both the related prospectus supplement and to the following description.
The following summary of the material terms of the Indenture (as amended and supplemented from time to time) does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, define your rights as holders of debentures. Please refer to the Indenture, a copy of which was filed as an exhibit to the registration statement of which this prospectus is a part.
General

The Indenture does not limit the principal amount of the debentures that may be issued from time to time, either in the aggregate or as to any series. The debentures will be unsecured direct obligations of the Company and any successor entities. The debentures are not guaranteed by any of the subsidiaries of the Company and, as a result, will be structurally subordinated to any indebtedness or other indebtedness (including trade payables) of any of such subsidiaries.

The Indenture contains no minimum working capital, current ratio or other such requirements, or any protective provisions in the event of a highly leveraged transaction. No such transactions are currently contemplated.

We will issue debentures on the first of the following month after we receive payment for the debentures. The debentures we are offering will be due in either five, ten or fifteen years from their original issue date. This maturity date is subject to our right to redeem the debentures at any time by paying the holder the principal amount plus accrued interest to the date of redemption. The debentures will bear interest at the annual rate shown on the front cover of this prospectus. The interest payment will be made annually to the holder of record at the close of business on the fifteenth day of the month preceding the interest payment date and will first occur one year from the original issue date. Principal and interest will be payable, and the debentures will be transferable, at the office of the Trustee. We may, however, make any payment of interest or principal by check mailed to the address of the holder of record as it appears on the debenture register.

The debentures will be issued only in fully registered form without coupons in denominations of $1,000 or any multiple of $1,000. No service charge will be made for any transfer or exchange of debentures, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

We may issue debentures in series from time to time with an aggregate principal amount as is authorized by our Board of Directors. The debentures do not provide for any sinking fund.

Ranking
The debentures will be:

•	the Company’s general unsecured and unsubordinated obligations and will rank equally in right of payment with all of other existing and future unsecured and unsubordinated debt of the Company;

•	effectively subordinated to any indebtedness of the Company secured by assets of the Company to the extent of the value of the assets securing such indebtedness; and

•	unsupported by any guaranty or assets of the Company’s subsidiaries (none of which will guarantee the debentures).

The debentures are of equal rank with other debenture bonds of the Company due through 2021 at interest rates ranging from 4.0% to 6.5%. See Note 10 to our Consolidated Financial Statements contained in our Quarterly Report on Form

10-Q for the three months ended March 31, 2012, which is incorporated herein by reference, for more information about our secured borrowings.

Optional Redemption

The debentures may be redeemed at our option, at any time in whole or from time to time in part. The redemption price for the debentures to be redeemed on any redemption date will be equal to 100% of the principal amount of the debentures being redeemed on the redemption date plus interest accrued to the redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the debentures to be redeemed. Once notice of redemption is mailed, the debentures called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

On and after the redemption date, interest will cease to accrue on the debentures or any portion of the debentures called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the debentures to be redeemed on that date. If less than all of the debentures are to be redeemed, the debentures to be redeemed shall be selected by the Trustee by a method the Trustee deems to be fair and appropriate.

Merger and Consolidation

Under the terms of the Indenture, the Company covenants that it will not merge or sell, convey, transfer or lease all or substantially all of its assets unless the Company is the surviving corporation or the successor person is a person organized under the laws of the United States (including any state thereof and the District of Columbia) which expressly assumes the Company obligations on all the debentures and under the Indenture and, after giving effect to such transaction, the Company or the successor person would not be in default under the Indenture.

Modification of the Indenture

With certain exceptions, the Indenture may be modified or amended with the consent of the holders of not less than a majority in principal amount of the debentures of each series affected by the modification; provided, however, that no such modification or amendment may be made, without the consent of the holder of each debt security affected, which would:

•
reduce the principal amount of or the interest on any debt security, change the stated maturity of the principal of, or any installment of principal of or interest on, any debenture, or the other terms of payment thereof, or

•
reduce the above-stated percentage of debenture, the consent of the holders of which is required to modify or amend the Indenture, or the percentage of debenture of any series, the consent of the holders of which is required to waive compliance with certain provisions of the Indenture or to waive certain past defaults.

In addition, without the consent of any holder of debentures, the Company, when authorized by or pursuant to a Board resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the indenture and the debentures contained;

•
to add to the covenants for the benefit of the holders of all or any series of debentures (and if such covenants are to be for the benefit of less than all series of debentures, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Company;

•	to add any additional events of default;

•	to permit the issuance of debentures in uncertificated form, provided that any such action shall not adversely affect the interests of the holders of debentures of any series in any material respect;

•
to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there is no debenture outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to secure the debentures;

•	to establish the form or terms of debentures of any series as permitted by the terms of the Indenture;

•
to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the debentures of one or more series and/or to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of the Indenture;

•	to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture; and

•
to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the holders of debentures of any series in any material respect.

Events of Default

The following are events of default with respect to any particular series of debentures:

•	the default in the payment of any installment of interest upon any debenture of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

•	the default in the payment of the principal of any debenture of that series at its maturity;

•
the default in the performance or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere specifically dealt with or which has expressly been included in the Indenture solely for the benefit of a particular series of debentures other than that series) and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding debentures of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

•
the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company in an involuntary case in respect of the Company under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or (ii) a decree or order appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

•
the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or the consent by it to the entry of an order for relief in an involuntary case in respect of it under any such law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of the Company or for any substantial part of its property, or the making by it of any general assignment for the benefit of creditors; or

•	any other event of default provided with respect to debentures of that series.

If we do not make payments of principal or interest, the Trustee must provide you with a notice of default. For any other event of default, the Trustee is not required to send notice to you if it considers withholding the notice to be in your best interest.

If an event of default happens and is not cured, either the Trustee or the holders of 25% or more of the principal amount of the debentures may accelerate the maturity of all outstanding debentures, including the debentures.

Holders of a majority of the principal amount of the outstanding debentures, including the debentures, may waive a default that would normally result in acceleration of the debentures, but only if all defaults have been remedied and all payments due have been made.

You have the unconditional right to receive the payment of principal and interest when due and to institute suit for the enforcement of such payment.

Governing Law

The Indenture provides that it and the debentures will be governed by, and construed in accordance with, the laws of the State of Ohio.

The Trustee

Except for its duties in the case of default as described previously, the Trustee is not required to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless such holders have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification, the holders of a majority in principal amount of the outstanding debentures, including the debentures, may determine the time, method and place of conducting proceedings for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee.

We are required to furnish to the Trustee an annual statement on our performance or fulfillment of covenants, agreements or conditions in the Indenture and the absence of events of default.

We maintain lines of credit and have customary banking relationships with the Trustee and its affiliates. In addition, the Trustee may serve as trustee for other debt securities issued by us from time to time.

Plan of Distribution

This offering of Debentures is not underwritten. We are selling the Debentures directly to you without any intermediaries. There is no time limit to this offering and we plan to continue the sale of the Debentures indefinitely or until they are completely sold. We cannot assure you of the amount of Debentures that we may ultimately sell. We are selling the Debentures for our own account and are not paying any selling commissions.

Legal Opinions

Naran U. Burchinow, our Vice President, General Counsel and Secretary has issued an opinion regarding certain legal matters and matters with respect to Ohio law. He owns 8,480 shares of the Company’s common stock and has 10,316 stock only stock appreciation rights outstanding, 9,216 of which are exercisable. He also has 6,755 performance share units, each of which will be converted into one share of common stock at the end of their performance periods if certain performance conditions are met.

Experts

The audited consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K, except as they relate to Lansing Trade Group, LLC, and the effectiveness of internal control over financial reporting as of December 31, 2011 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such financial statements, except as they relate to Lansing Trade Group, LLC, and management’s assessment of the effectiveness of internal control over financial reporting have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Lansing Trade Group, LLC, not separately presented in this Prospectus, have been audited by Crowe Chizek LLP, an independent registered public accounting firm, whose report thereon is incorporated by reference herein. The audited financial statements of The Andersons, Inc., to the extent they relate to Lansing Trade Group, LLC, have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

SUBSCRIPTION AGREEMENT
FOR 4.50% FIFTEEN-YEAR DEBENTURES, 3.50% TEN-YEAR DEBENTURES AND 2.65% FIVE-YEAR DEBENTURES OF
THE ANDERSONS, INC.

(I)(We) hereby subscribe for:

______________________________ multiple(s) of 4.50% Fifteen-Year Debentures

______________________________ multiple(s) of 3.50% Ten-Year Debentures

______________________________ multiple(s) of 2.65% Five-Year Debentures of The Andersons, Inc. at face value. Each multiple is $1,000. Herewith find $_________________ in full payment thereof.

The Debentures should be registered and issued in the following mode of ownership: (ONLY ONE MODE OF OWNERSHIP MAY BE SELECTED)

1.    ______________________________ an individual or organization.
(Name)

2.    ______________________________ and _______________________________ as joint tenants with right of survivorship and
(Name)                            (Name)                     not as tenants in common.

3.    ______________________________ as custodian for _____________________________ under the Uniform Gifts to Minors
(Name)                            (Name)                    Act, as applicable.

4.    ______________________________ and __________________________, Trustee(s).
(Name)                    (Name)

UAD (under agreement dated) __________________________ Name of Trust______________________________

5.    ______________________________ TOD (transfer on death) __________________________ subject to STA TOD Rules.
(Name)                         (Name)

I acknowledge receipt of a copy of the current Prospectus of The Andersons, Inc. with respect to the offering of the above Debentures subscribed for hereby which will be issued, and interest will begin to accrue, as of the first day of the month following the month in which payment of the Debentures has been received by The Andersons, Inc. Under the penalties of perjury, I certify that the information listed below is true, correct and complete.

Dated ____________________________________ Signed ________________________________________________

Signed ________________________________________________

Please print name, address, social security number and telephone number of registered owner(s).

__________________________________________________ _____________________________________________________________
(Name)                                        (Name)
__________________________________________________ _____________________________________________________________
(Street)                                        (Street)
__________________________________________________ _____________________________________________________________
(City, State, Zip Code)                                (City, State, Zip Code)
__________________________________________________ _____________________________________________________________
(Social Security Number or Federal I.D. Number)                (Social Security Number or Federal I.D. Number)
__________________________________________________ _____________________________________________________________
(Area Code)(Telephone Number)                            (Area Code)(Telephone Number)

Make check payable to: The Andersons, Inc.
In addition, we ask that you complete and sign the required W-9 Form on the IRS website at http://www.irs.gov/pub/irs-pdf/fw9.pdf and return it with the subscription agreement to the same address noted above.

Mail to: The Andersons, Inc., and Funding & Liability Manager
PO Box 119, Maumee, Ohio 43537